Exhibit 10.12

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this "Agreement") is made as of _________, 2014, by and between Check-Cap Ltd., a company incorporated under the laws of the State of Israel (the "Company") and Mr. _________, ID No. __________ ("Indemnitee").

WHEREAS, the Company desires to attract and retain qualified directors and officers and to provide them with protection against liability and expenses incurred while acting in that capacity; and

WHEREAS, Indemnitee is or is about to become a director or an officer of the Company. In order to induce Indemnitee to serve as a director or officer of the Company, as applicable, the Company agrees to indemnify Indemnitee upon certain occurrences and exempt Indemnitee from liability, all under the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.
Contractual Indemnity. The Company hereby agrees, subject to the limitations set forth in this Agreement, to indemnify Indemnitee to the greatest extent possible under any applicable law against any liability or expense that may be imposed or incurred by the Indemnitee due to any act or omission of the Indemnitee in his capacity as a director or officer of the Company, either prior to or after the date hereof, in respect of the following (each of the following shall be hereinafter referred to as a "Claim"):

1.1.	a financial obligation imposed on Indemnitee in favor of another person by a court judgment, including a compromise judgment or an arbitrator's award approved by court;

1.2.
reasonable litigation expenses, including attorneys' fees, expended by Indemnitee (i) as a result of an investigation or proceeding instituted against him by a competent authority that is authorized to conduct such investigation or proceeding, which investigation or proceeding has not ended in a criminal charge or in a financial liability in lieu of a criminal proceeding, or has ended in a financial obligation in lieu of a criminal proceeding for an offence that does not require proof of criminal intent (the phrases "proceeding that has not ended in a criminal charge" and "financial obligation in lieu of a criminal proceeding" shall have the meaning as defined in Section 260(al) of the Companies Law, 1999 (the "Companies Law")); or (ii) in connection with a monetary sanction ("Itzum Caspi")

1.3.
reasonable litigation expenses, including attorneys' fees, expended by Indemnitee or charged to him by a court, in a proceeding instituted against him by the Company or on its behalf or by another person, or in a criminal charge from which he was acquitted or in any criminal proceeding of a crime which does not require proof of criminal intent in which the Indemnitee is convicted;

1.4.	expenses, including reasonable litigation expenses and legal fees, incurred by the Indemnitee as a result of an Administrative Proceeding instituted against the Indemnitee. "Administrative Proceeding" shall mean a proceeding instituted pursuant to (a) Chapter H3 of the Israeli Securities Law 5728-1968 (the "Securities Law"), "Imposition of Monetary Sanctions by the Securities Authority"; (b) Chapter H4 of the Securities Law, "Imposition of Administrative Enforcement Sanctions by the Enforcement Committee"; (c) Chapter I1 of the Securities Law, "Arrangement for the Avoidance of Proceedings or Termination of Proceedings, which is Subject to Conditions" or (d) pursuant to Chapter I4(d) of the Companies Law; and

1.5.	payments to an injured party imposed on the Indemnitee pursuant to Section 52ND(a)(1)(a) of the Securities Law.

The above indemnification will also apply to any action taken by the Indemnitee in his capacity as a director or officer of any other company controlled, directly or indirectly, by the Company (a "Subsidiary") or in his capacity as a director or officer of a company not controlled by the Company but where his appointment as a director or officer results from the Company's holdings in such company ("Affiliate").

2.	Limitations on Contractual Indemnity.

2.1.
The total indemnification obligation that the Company undertakes towards all directors and officers of the Company (in all cases, whether serving as of the date hereof or who shall serve as directors and officers of the Company following the date hereof) shall in no event exceed an aggregate amount equal to the greater of: (i) US$5,000,000, or (ii) an amount equal to 25% of the Company's shareholders equity (on a consolidated basis), based on the Company's most recent consolidated financial statements available before the date on which the indemnity payment is made (the "Maximum Cumulative Indemnification").  Such amount has been determined by the Board of Directors of the Company to be reasonable under the circumstances. The indemnification provided under this Agreement shall not be subject to the limitations imposed by this Section 2.1 if and to the extent such limits are no longer required by the Companies Law.

In the event that the sum of all indemnification payments to directors and officers required to be made by the Company at any time, together with all indemnification payments to directors and officers previously paid by the Company, exceeds the Maximum Cumulative Indemnification, then the Maximum Cumulative Indemnification, or the remaining portion thereof, as applicable, shall be allocated among the directors and officers that are entitled to such indemnification and to whom the Company has not paid theretofore, in a manner that the indemnification amount that will be actually paid to each of them will be calculated according to the ratio between (a) the indemnification amount to which each of them would have been entitled absent of the Maximum Cumulative Indemnification; and (b) the aggregate amount of the then outstanding indemnification to the directors and officers who would have been entitled, absent of the Maximum Cumulative Indemnification, to indemnification pursuant to their indemnification request.

Upon payment by the Company of the Maximum Cumulative Indemnification, the Company shall not bear any additional indemnifications, except to the extent that an increase of the Maximum Cumulative Indemnification has been approved by the authorized organs of the Company.

2.2.
Indemnitee shall not be entitled to indemnification under Section 1, for any amount imposed on him consequent to any of the following: (i) a breach of the duty of loyalty to the Company, a Subsidiary and/or an Affiliate thereof (as applicable) by Indemnitee, except, to the extent permitted by law, for a breach of a duty of fidelity to the Company, the Subsidiary and/or the Affiliate (as applicable) while acting in good faith and having reasonable cause to assume that such act would not prejudice the interests of the Company the Subsidiary and/or the Affiliate (as applicable); (ii) a violation of the Indemnitee's duty of care towards the Company, a Subsidiary and/or an Affiliate thereof (as applicable), which was committed intentionally or recklessly, but not if only committed negligently; (iii) an act committed with the intention to realize a personal unlawful profit; (iv) a fine, monetary sanction or forfeit levied imposed on Indemnitee; (v) a counterclaim made by the Company, a Subsidiary and/or an Affiliate thereof (as applicable) or in their names in connection with a claim against the Company, the Subsidiary and/or the Affiliate (as applicable)  filed by Indemnitee, other than by way of defense or by way of third party notice in connection with claim brought against the Indemnitee, or in specific cases in which the Company's Board of Directors has approved the initiation or bringing of such suit by Indemnitee, which approval shall not be unreasonably withheld; or (vi) any other act, event or circumstance with respect to which it is prohibited to do so under applicable law.

3.
Limitation of Categories of Claims. The indemnification pursuant to Section 1.1 above, shall only apply to liabilities or expenses arising in connection with acts or omissions of Indemnitee in his capacity as a director or an officer of the Company, in respect of the events and circumstances set forth in Exhibit A to this Agreement, which are deemed by the Company's Board of Directors to be foreseeable at the date hereof in view of the Company's current activities. The indemnification provided under this Agreement shall not be subject to the limitations imposed by this Section 3 and Exhibit A if and to the extent such limits are no longer required by the Companies Law.

4.
Expenses; Indemnification Procedure. The Company shall advance Indemnitee all expenses incurred by Indemnitee in connection with a Claim on the date on which such amounts are first payable ("Time of Indebtness"), and with respect to items mentioned in Section 1.1, 1.3 or 1.4 above, even prior to a court decision, but has no duty to advance payments in less than seven (7) days following delivery of a written request therefor by Indemnitee to the Company, subject to Indemnitee undertaking to repay such advances if it is determined, in accordance with the terms of this Agreement or the provisions of any applicable law, that the Indemnitee is not entitled to such indemnification. Advances given to cover litigation expenses in accordance with Section 1.2 above will be repaid by Indemnitee to the Company if such investigation or proceeding has ended in a criminal charge or in a financial liability was imposed in lieu of a criminal proceeding for a crime which requires a finding of criminal intent, within thirty (30) days as of the court's decision. Advances given to cover litigation expenses in accordance with Section 1.3 above will be repaid in full by Indemnitee to the Company, if Indemnitee is found guilty of a crime that requires proof of criminal intent, within thirty (30) days as of the court's decision. Other advances will be repaid by Indemnitee to the Company if it is determined by a competent court, the applicable governmental authority or the Company, at the advise of its legal counsel, that Indemnitee is not entitled to such indemnification, within thirty (30) days as of such decision. As part of the aforementioned undertaking, the Company will make available to Indemnitee any security or guarantee that Indemnitee may be required to post in accordance with an interim decision given by a court or an arbitrator, including for the purpose of substituting liens imposed on Indemnitee's assets. Such security or guarantee amount to be deemed included within the Maximum Cumulative Indemnification, for as long as it is outstanding.

5.	Notification and Defense of Claim. If any Claim is brought against Indemnitee in respect of which indemnity is sought under this Agreement:

5.1.
Indemnitee will notify the Company in writing of the commencement thereof as soon as possible following Indemnitee first becoming aware thereof provided, however, that Indemnitee's failure to notify the Company as aforesaid shall not derogate from Indemnitee's right to be indemnified as provided herein except and to the extent that such failure to provide notice adversely prejudices the Company's ability to defend against such action or to conduct any directly related legal proceeding (similarly, Indemnitee must notify the Company in writing on an ongoing and current basis concerning all events that Indemnitee suspects may possibly give rise to the initiation of legal proceedings against Indemnitee). Notice to the Company shall be directed to the Chief Executive Officer of the Company (or in the case of a notice from the Chief Executive Officer, to the Chairman of the Company) at the address of the Company's principal office (or at such other address as the Company shall advise the Indemnitee). In addition, the Indemnitee will deliver to the Company, or to such person as it shall advise Indemnitee, without delay all documents Indemnitee receives or possesses in connection with the Claim, and the Company will be entitled to participate therein at its own expense or to assume the defense thereof and to employ counsel reasonably satisfactory to Indemnitee. Indemnitee shall have the right to employ its own counsel in connection with any such Claim and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of Indemnitee unless: (i) the Company shall have authorized the employment of counsel by Indemnitee; (ii) the Company shall have not assumed the defense of the Claim within a reasonable time; or (iii) the named parties to any such action (including any impleaded parties) include both Indemnitee and the Company, and joint representation is inappropriate under applicable standards of professional conduct due to a conflict of interest between Indemnitee and the Company, in either of which events reasonable fees and expenses of such counsel to Indemnitee shall be borne by the Company. The Company and/or its attorney shall be entitled to conclude such proceedings, all as it see fit, including by way of settlement. At the request of the Company, Indemnitee shall execute all documents required to enable the Company and/or its attorney as aforesaid to conduct Indemnitee's defense and to represent him in all matters connected therewith. For the avoidance of doubt, in the case of criminal proceedings the Company and/or the attorneys as aforesaid will not have the right to plead guilty in Indemnitee's name or to agree to a plea-bargain in his name without his prior written consent. Furthermore, in a civil proceeding (whether before a court or as a part of a compromise arrangement), the Company and/or its attorneys will not have the right to admit to any occurrences that are not indemnifiable pursuant to this Agreement and/or pursuant to law, without Indemnitee's prior written consent. However, the aforesaid will not prevent the Company and/or its attorneys as aforesaid, with the approval of the Company, to come to a financial arrangement with a plaintiff in a civil proceeding without Indemnitee's consent so long as such arrangement will not be an admittance of an occurrence not fully indemnifiable pursuant to this Agreement and/or pursuant to law.

5.2.	The Company shall not be liable to indemnify Indemnitee for any amounts paid in settlement of any Claim affected without the Company's written consent.

5.3.	Indemnitee shall give the Company such information and cooperation as may be reasonably required.

6.
Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the expenses actually or reasonably incurred by Indemnitee in connection with a Claim or Claims, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such expenses to which Indemnitee is entitled.

7.
Other Indemnification. The Company will not indemnify Indemnitee for any liability or expenses with respect to which Indemnitee has received payment by virtue of an insurance policy or other indemnification agreement, other than for amounts, which are in excess of the amount paid to Indemnitee pursuant to such policy or agreement and other than a deductible payable by the Indemnitee under an insurance policy or indemnification agreement.

8.
Collection from a Third Party. The Company will be entitled to any amount collected from a third party in connection with a Claim or Claims actually indemnified hereunder by the Company, to be paid by the Indemnitee to the Company within fifteen (15) days as of the receipt of the said amount.

9.
Exemption. The Company hereby irrevocably exempts Indemnitee, to the fullest extent permitted by law, from any liability for damages caused as a result of a breach of his duty of care to the Company, provided that in no event shall he be exempt with respect to (i) any actions listed in Section 2.2 above; or (ii) a violation of the Indemnitee's duty of care towards the Company in connection with any Distribution (as such term is defined in the Companies Law).

10.
Post Factum Indemnification. It is hereby clarified that nothing in here shall limit the Company's right to indemnify the Indemnitee, post factum, for any and all amounts which Indemnitee may be obligated to pay as set forth in Section 1 without the limitations set forth in Sections 2.1, 3, 5, 7 and 8. Indemnitee's rights of indemnification hereunder shall not be deemed exclusive of any other rights Indemnitee may have under the Company’s Articles of Association,  applicable law or otherwise.

11.
Severability. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof. Further, if, and solely to the extent that, any provision of this Agreement shall for any reason be held to be excessively broad, the provision shall be construed in such manner as to enable it to be enforced to the extent compatible with applicable law.

12.
Termination of services. For the avoidance of doubt, the Company will indemnify Indemnitee even if at the relevant Time of Indebtness Indemnitee is no longer a director or an officer of the Company or of a Subsidiary or an Affiliate, as applicable, provided, that the obligations are in respect of actions taken by the Indemnitee while serving as a director or an officer, as aforesaid, and in such capacity.

13.
Further Assurances. The parties will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, documents and things as may be reasonably required for the purpose of giving effect to this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary, if for the validation of any of the undertakings in this Agreement any act, resolution, approval or other procedure is required, the Company undertakes to cause them to be done or adopted in a manner which will enable the Company to fulfill all its undertakings as aforesaid.

14.
Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with respect to its subject matter, and supersedes and cancels all prior agreements, proposals, representations and communications between the parties regarding the subject matter hereof. No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing and signed by the parties hereto. In the event that according to changes in the governing law, the governing law enables any further indemnification rights to be granted by the Company to the Indemnitee, then the Company shall use its best efforts to take such corporate actions as required by law, in order to apply such indemnification rights to the Indemnitee and to amend this Agreement accordingly.

15.
Binding Effect; No Assignment. This Agreement shall be binding upon Indemnitee and the Company, their successors and assigns, and shall inure to the benefit of Indemnitee, his heirs, personal representatives and assigns and to the benefit of the Company, its successors and assigns. Indemnitee shall not assign or otherwise transfer his rights or obligations under this Agreement and any attempt to assign or transfer such rights or obligations shall be deemed null and void.

16.
Notice. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed provided if delivered personally, telecopied, sent by electronic facsimile, email, reputable overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses shown in the preamble to this Agreement, or to such other address as the party to whom notice is to be given may have furnished to the other party hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of telecopier or an electronic facsimile or email, upon transmission and electronic confirmation of receipt or, if transmitted and received on a non-business day, on the first business day following transmission and electronic confirmation of receipt, (iii) if by courier two (2) business days after delivery to the courier service, and (iv) in the case of mailing, three (3) business days after mailing, or five (5) business days if sent internationally (provided, however, that any notice of change of address shall only be valid upon receipt).

17.
Governing Law; Jurisdiction. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Israel, without regard to their rules of conflict of laws, and any dispute arising from or in connection with this Agreement is hereby submitted to the sole and exclusive jurisdiction of the competent courts in Tel Aviv, Israel.

18.
Neither party nor any of its agents, employees, directors or officers shall make any statement to the public or to any other person regarding any settlement of claims made pursuant to this Agreement against the other party that would in any manner cast any negative light, inference or aspersion against any of the parties.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written, in one or more counterparts.

Check-Cap Ltd.
By:
Name and title:

[_____________]
Name:
Signature:

EXHIBIT A

In this Exhibit, the term "Company" includes and refers to the Company itself and any Subsidiary and Affiliate of the Company.

1.
Negotiations, execution, delivery and performance of agreements on behalf of the Company, whether written or oral, including, inter alia, any claim or demand made by a customer, supplier, contractor or other third party transacting any form of business with the Company, relating to the negotiations or performance of such transactions, and/or to representations or inducements provided in connection thereto or otherwise;

2.	Anticompetitive acts and acts of commercial wrongdoing;

3.	Acts in regard of invasion of privacy including with respect to databases and acts in regard of slander;

4.
Any proceedings relating to intellectual property rights and/or any claim or demand made for actual or alleged infringement, misappropriation or misuse of any third party's intellectual property rights including, but not limited to confidential information, patents, copyrights, design rights, service marks, trade secrets, copyrights, misappropriation of ideas by the Company;

5.
Any claim and/or demand and/or any proceeding in connection with the intellectual property of the Company and its protection, including the registration or assertion of rights to intellectual property and the defense of claims related to intellectual property;

6.
The offering of securities by the Company and/or by a shareholder to the public and/or to private investors or the offer by the Company to purchase securities from the public and/or from private investors or other holders pursuant to a prospectus, agreements, notices, reports, tenders and/or other proceedings;

7.
Occurrences resulting from the Company's status as a public company, and/or from the fact that the Company's securities were offered to the public and/or are traded on a stock exchange, whether in the United States or in any other jurisdiction;

8.
Occurrences in connection with investments the Company make in other corporations whether before and/or after the investment is made, entering into the transaction, the execution, development and monitoring thereof, including actions taken by you in the name of the Company  as a director or officer of the Company;

9.	The sale, purchase and holding of negotiable securities or other investments for or in the name of the Company;

10.	Actions in connection with the merger of the Company with or into another entity;

11.	Actions in connection with the sale of outstanding share capital, operations and/or business, or part thereof, of the Company;

12.	Without derogating from the generality of the above, actions in connection with the purchase or sale of companies, legal entities or assets, and the division or consolidation thereof;

13.
Actions taken in connection with labor relations and/or employment matters in the Company and trade relations of the Company , including with employees, independent contractors, customers, suppliers and various service providers;

14.	Actions concerning the approval of transactions of the Company with officers and/or directors and/or holders of controlling interests in the Company or any other transaction with a related party;

15.	Actions in connection with the testing of products developed by the Company or in connection with the distribution, sale, license or use of such products;

16.
Actions taken in connection with the intellectual property of the Company , and its protection, including the registration or assertion of rights to intellectual property and the defense of claims relating thereof;

17.	Participation and/or non-participation at the Company's board meetings, bona fide expression of opinion and/or voting and/or abstention from voting at the Company's board meetings;

18.	Approval of corporate actions including the approval of the acts of the Company's management, their guidance and their supervision;

19.	Claims of failure to exercise business judgment and a reasonable level of proficiency, expertise and care in regard of the Company's business;

20.	Actions taken pursuant to or in accordance with the policies and procedures of the Company, whether such policies and procedures are published or not;

21.
Violations of securities laws of any jurisdiction, including without limitation, fraudulent disclosure claims, failure to comply with SEC and/or the Israeli Securities Authority and/or another applicable state securities authority and/or any stock exchange disclosure or other rules and any other claims relating to relationships with investors, shareholders and the investment community and any claims related to the Sarbanes-Oxley Act of 2002 or a similar law of another jurisdiction, all as amended from time to time;

22.
Any claim or demand made under any securities laws of any jurisdiction and/or any stock exchange rules and regulations of any jurisdiction or by reference thereto, or related to the failure to disclose any information in the manner or time such information is required to be disclosed pursuant to such laws, rules or regulations, or related to inadequate or improper disclosure of information to shareholders, or prospective shareholders, or related to the purchasing, offering, holding or disposition of securities of the Company or any other investment activity involving or affected by such securities, including any actions relating to an offer or issuance of securities of the Company to the public by prospectus or privately by private placement, in Israel or abroad, including the details that shall be set forth in the documents in connection with execution thereof;

23.	Violations of laws requiring the Company to obtain regulatory and governmental licenses, permits and authorizations or laws related to any governmental grants in any jurisdiction;

24.	Actions taken in connection with the Company’s financial reports and tax returns, including the preparation thereof;

25.
Claims in connection with publishing or providing any information, including any filings with any governmental authorities, on behalf of the Company in the circumstances required under any applicable laws;

26.
Any claim or demand made by employees, consultants, agents or other individuals or entities employed by or providing services to the Company relating to compensation owed to them or damages or liabilities suffered by them in connection with such employment or service;

27.	Resolutions and/or actions relating to employment matters of the Company;

28.
Events, pertaining to the employment conditions of employees and to the employer - employee relations, including the promotion of workers, handling pension arrangements, insurance and saving finds, options and other benefits;

29.	Any claim or demand made by any lenders or other creditors or for moneys borrowed by, or other indebtedness of, the Company;

30.
Any claim or demand made by any third party suffering any personal injury and/or bodily injury and/or intellectual property damage to business or personal property through any act or omission attributed to the Company, or its respective employees, agents or other persons acting or allegedly acting on its behalf;

31.
Any claim or demand made directly or indirectly in connection with complete or partial failure, by the Company or its respective directors, officers and employees, to pay, report, keep applicable records or otherwise, of any foreign, federal, state, country, local, municipal or city taxes or other compulsory payments of any nature whatsoever, including without limitation, income, sales, use, transfer, excise, value added, registration, severance, stamp, occupation, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll or employee withholding or other withholding, including any interest, penalty or addition thereto, whether disputed or not;

32.
Any claim or demand made by purchasers, holders, lessors or other users of products or assets of the Company, or individuals treated with such products, for damages or losses related to such trading, use or treatment;

33.
Any administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations proceedings or notices of noncompliance or violation by any governmental entity or other person alleging potential responsibility or liability (including potential responsibility or liability for costs of enforcement, investigation, cleanup, governmental response, removal or remediation, for natural resources damages, property damage, personal injuries, or penalties or contribution, indemnification, cost recovery, compensation, or injunctive relief) arising out of, based on or related to (i) the presence of, release spill, emission, leaking, dumping, pouring, deposit, disposal, discharge, leaching or migration into the environment (each a "Release") or threatened Release of, or exposure to, any hazardous, toxic, explosive or radioactive substance, wastes or other substances or wastes of any nature regulated pursuant to any environmental law, at any location, whether or not owned, operated, leased or managed by the Company, or (ii) circumstances forming the basis of any violation of any environmental law, environmental permit, license, registration or other authorization required under applicable environmental and/or public health law;

34.	Actions in connection with the Company's development, use, sale, licensing, distribution, marketing or offer of products and/or services;

35.
Resolutions and/or actions relating to a merger of the Company, the issuance of shares or securities exercisable into shares of the Company, changing the share capital of the Company, formation of subsidiaries, reorganization, winding up or sale of all or part of the business, operations or shares the Company;

36.
Resolutions and/or actions relating to investments in the Company and/or the purchase or sale of assets, including the purchase or sale of companies and/or businesses, and/or investments in corporate or other entities and/or investments in traded securities and/or any other form of investment;

37.
Any administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any governmental entity or other person alleging the failure of the Company to comply with any statute, law, ordinance, rule, regulation, order or decree of a competent authority regarding the Company or any of its respective business operations;

38.
Any form of business with the Company in the ordinary course of their respective businesses, relating to the negotiations or performance of such transactions, representations or inducements provided in connection thereto or otherwise;

39.
Any claim or demand, not covered by any of the categories of events described above, which, pursuant to any applicable law, a director or officer of the Company may be held liable to any government or agency thereof, or any person or entity, in connection with actions taken by such director or officer in such capacity;

40.	Claims related to occurrences in connection with the Company's registration in any stock exchange outside Israel and/or from the fact that the Company is public in any stock exchange;
41.
Any claim or demand filed in relation to an act that pertains to a report or notice filed pursuant to any applicable law, including regulations promulgated thereunder, or according to laws and regulations dealing with similar matters outside of Israel, or according to rules or procedures that apply at a stock exchange in Israel or abroad and/or the failure to file a report of notice as aforesaid.